Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by KVAC (Cayman) Limited (the “Company”) of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, the proxy statement/prospectus included in the Registration Statement, and any and all amendments and supplements thereto, as a nominee to the board of directors of the Company following consummation of the business combination described in the Registration Statement and such proxy statement/prospectus, in connection with which the Company will be renamed Medera Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any and all amendments and supplements thereto.

Dated: April 30, 2025

By:	/s/ Sven Henrichwark
Name:	Sven Henrichwark